Kahn, Litwin, Renza & Co., Ltd.
Boston • Newport • Providence • Waltham

951 North Main Street, Providence, Rhode Island 02904
Phone: 401-274-2001 • Fax: 401-831-4018
Email: TrustedAdvisors@KahnLitwin.com • www.KahnLitwin.com

KLR

Certified Public Accountants and Business Consultants

June 19, 2015

Mr. Frank Manning
Zoom Telephonics, Inc.
207 South Street
Boston, MA 02111

Dear Frank:

You have requested our opinion as to the representations made by Zoom Telephonics, Inc. ("the company") with respect to the federal income tax consequences of the issuance of common stock subscription rights to its existing shareholders, as included in the Registration Statement under the Securities Act of 1933 ("Form S-1/A"), filed with the United States Securities and Exchange Commission ("SEC") to be filed on or about June 22, 2015.

Our opinion is based on the facts as stated and on the documents, representations, and statements which you have given to us. In particular, we have reviewed Pages 57 of Form S-1/A, Registration Statement under the Securities Act of 1933, "Summary of United States Federal Income Tax Consequences." Any inaccuracy in or changes to these facts, representations, statements, and documents may have the effect of changing all or part of this opinion.

FACTS

The company designs, produces, markets, sells, and supports broadband and dial-up modems, Wi-Fi and Bluetooth wireless products, and other communications-related products. The company has been incorporated in the state of Delaware since 1993 and organized as a C Corporation for federal income tax purposes.

The company is distributing to each holder of its common stock who is a record holder of such stock on the record date, at no charge, one non-transferrable subscription right for each share of common stock owned. Each subscription right will entitle the rights holder to purchase, subject to potential purchase limits for shareholders attempting to own 5% or more of its shares, one share of its common stock at a subscription price of $0.90 per share.

In connection with the rights offering and filing of SEC Form S-1/A, the company has included on Page 57, a summary discussion of the United States federal income tax consequences. The summary sets forth the following assumptions and stipulations:

a) Holders of its common stock hold such common stock as a capital asset for United States federal income tax purposes.

b) The summary is based on the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated thereunder, Internal Revenue Service rulings and pronouncements and judicial decisions in effect on the date hereof (June 19, 2015).

c) It does not purport to be a complete analysis of all of the potential U.S. federal income tax considerations, applies only to holders that are United States persons and does not address all aspects of United States federal income taxation that may be relevant to holders in light of their particular circumstances or to holders who may be subject to special tax treatment under the Internal Revenue Code, including, without limitation, holders who are dealers in securities or foreign currency, foreign persons, insurance companies, tax-exempt organizations, banks, financial institutions, broker-dealers, partnerships, holders who hold our common stock as part of a hedge, straddle, conversion or other risk reduction transaction, or who acquired its common stock pursuant to the exercise of compensatory stock options or otherwise as compensation.

d) The summary is not intended to constitute a complete analysis with respect to any particular holder of all tax consequences relating to the receipt, exercise, disposition and expiration of the subscription rights and the ownership and disposition of its common shares with respect to that holder.

Additionally, the summary sets forth the following statements with regard to the United States federal income tax consequences to a holder of its common stock of the receipt and exercise of subscription rights under the rights offering, taking into account the assumptions and stipulations in parts A through D above:

1) A holder will not recognize taxable income for United States federal income tax purposes in connection with the receipt of subscription rights in the rights offering.

2) A holder's tax basis in its subscription rights will depend on the relative fair market value of the subscription rights received by such holder and the common stock owned by such holder at the time the subscription rights are distributed. If either (i) the fair market value of the subscription rights on the date such subscription rights are distributed is equal to at least 15% of the fair market value on such date of the common stock with respect to which the subscription rights are received or (ii) the holder elects, in its United States federal income tax return for the taxable year in which the subscription rights are received, to allocate part of its tax basis in such common stock to the subscription rights, then upon exercise of the subscription rights, the holder's tax basis in the common stock will be allocated between the common stock and the subscription rights in proportion to their respective fair market values on the date the subscription rights are distributed. If the subscription rights received by a holder have a fair market value that is less than 15% of the fair market value of the common stock owned by such holder at the time the

subscription rights are distributed, the holder's tax basis in its subscription rights will be zero unless the holder elects to allocate its adjusted tax basis in the common stock owned by such holder in the manner described in the previous sentence.

3) A holder which allows the subscription rights received in the rights offering to expire will not recognize any gain or loss, and the tax basis in the common stock owned by such holder with respect to which such subscription rights were distributed will be equal to the tax basis in such common stock immediately before the receipt of the subscription rights in the rights offering.

4) A holder will not recognize any gain or loss upon the exercise of the subscription rights received in the rights offering. The tax basis in the common stock acquired through exercise of the subscription rights will equal the sum of the subscription price for the common stock and the holder's tax basis, if any, in the rights as described above. The holding period for the common stock acquired through exercise of the subscription rights will begin on the date the subscription rights are exercised.

APPLICABLE LAW

Internal Revenue Code ("IRC") Section 305 provides that gross income does not include the value of stock of a corporation distributed to its shareholders. Section 305(d) further provides that the term "stock" includes rights to acquire stock of the distributing corporation.

Section 305(b) provides exceptions for (1) distributions in lieu of money, (2) disproportionate distributions, (3) distributions of common and preferred stock, (4) distributions on preferred stock, and (5) distributions of convertible preferred stock.

Section 307 specifies that a shareholder in a corporation receiving its stock or rights to acquire its stock in a distribution to which Section 305(a) applies will allocate its basis in the old stock among both the new and old stock under regulations prescribed by the Secretary. Further, Section 307(b) provides that rights distributed with a fair market value less than 15 percent of the fair market value of the old stock at that time will not require an allocation and basis in the rights will be zero unless the taxpayer elects otherwise. The taxpayer makes the election for the taxable year in which the rights were received.

Regulation Section 1.307-1 provides that if a shareholder receives stock or stock rights as a distribution on stock previously held and under section 305 such distribution is not includible in gross income then, except as provided in section 307(b) and §1.307-2, the basis of the stock with respect to which the distribution was made shall be allocated between the old and new stock or rights in proportion to the fair market values of each on the date of distribution. If a shareholder receives stock or stock rights as a distribution on stock previously held and pursuant to section 305 part of the distribution is not includible in gross income, then (except as provided in section 307(b) and §1.307-2) the basis of the stock with respect to which the distribution is made shall be allocated between (1) the old stock and (2) that part of the new stock or rights which is not

includible in gross income, in proportion to the fair market values of each on the date of distribution. The date of distribution in each case shall be the date the stock or the rights are distributed to the stockholder and not the record date. The general rule will apply with respect to stock rights only if such rights are exercised or sold.

Section 1223(4) states that in determining the period for which the taxpayer has held stock or rights to acquire stock received on a distribution, if the basis of such stock or rights is determined under section 307, there shall (under regulations prescribed by the Secretary) be included the period for which he held the stock in the distributing corporation before the receipt of such stock or rights upon such distribution.

Section 1223(5) states that in determining the period for which the taxpayer has held stock or securities acquired from a corporation by the exercise of rights to acquire such stock or securities, there shall be included only the period beginning with the date on which the right to acquire was exercised.

Revenue Ruling 72-71 provides guidelines for determining basis, holding period, and gain or loss with respect to the issuance of transferable rights that entitle shareholders to purchase a debenture imprinted with a certificate for warrants to purchase additional shares of common stock. The applicable holdings in the ruling are as follows:

1) Under the provisions of Section 305(d) of the Internal Revenue Code of 1954 the warrants are deemed to be stock of *X*. Since the fair market value of the Rights as of the date of their distribution was attributable solely to the value of the warrants, and since the distribution of the Rights was made by *X* with respect to its stock, the distribution of Rights did not result in gross income to the *X* shareholders under the provisions of Section 305(a) of the Code.

2) Since the fair market value of a Right on the date of distribution was less than 15 percent of the fair market value of a share of *X* stock on that date, a shareholder may elect to allocate basis to the Rights received if the Rights were exercised or sold. If such an election is made, the basis of the stock of *X* held by a shareholder is reduced. In the alternative, if no such election is made, no basis is allocated to such Rights and their basis will be zero. Similarly, in the event the Rights were neither sold nor exercised, the basis of the Rights is zero. If an election is made to allocate, the basis of the stock held on the record date is allocated both to the stock held and to the Rights received in proportion to the fair market values of the stock held and the Rights received. See Section 307 of the Code and Section 1.307-1 of the Income Tax Regulations.

3) The holding period of the Rights is measured from the date of acquisition of the stock with respect to which the Rights were issued. See Section 1223(5) of the Code.

4) If the Rights distributed by *X* were sold by the recipient, gain or loss is recognized measured by the difference between the selling price and the basis of the Rights (if any)

as determined above. If the Rights were allowed to expire without being exercised or sold, no deductible loss was sustained. No gain or loss is recognized upon the exercise of the Rights.

5) The basis of the warrants is equal to the basis allocated to the Rights (if any) as determined above plus the cost of any additional Rights that were purchased.

6) The holding period of the warrants acquired upon the exercise of the Rights begins with the date of acquisition of the stock with respect to which the Rights were issued. See Section 1223(5) of the Code.

7) If the Rights were exercised and the warrants acquired are subsequently sold, gain or loss will be recognized measured by the difference between the selling price and the basis of the warrants (if any) as determined above. If the warrants expire without being exercised or sold, loss will be recognized to the extent of the basis allocated to the warrants (if any) as determined above. No gain or loss will be recognized upon the exercise of the warrants.

8) The basis of the stock acquired by exercise of the warrants will be equal to the basis of the warrants (if any) as determined above plus the subscription price paid for the new shares.

9) The holding period of the stock acquired by exercise of the warrants begins with the date the warrants are exercised. See Section 1223(6) of the Code.

10) If the stock with respect to which the Rights were issued is a capital asset in the hands of the shareholder, any gain or loss specified in the holdings above will be gain or loss from the sale or exchange of a capital asset.

OPINION

Based on the aforementioned facts and applicable law, and taking into account the assumptions and stipulations set forth on Page 57 of SEC Form S-1/A, it is our opinion that the four statements (see 4 statements above noted in Facts Section) made with respect to the company's common stock rights offering are in accordance with statutory language, rulings, and prior case law involving the immediate tax issues and consequences.

A rights offering of the company's common stock to existing common stock holders meet the definitions set forth in Section 305(a) and (d), without triggering any of the exceptions in Section 305(b). The language concerning the determination of a shareholder's basis in the rights is consistent with that set forth in Section 307 and the regulations thereunder. Additionally, the statements regarding holding periods for the underlying rights and stock purchased through an exercise of those rights are consistent with the definitions under Sections 1223(4) and (5), respectively. Lastly, the discussion relative to the expiration of rights and resulting non-

recognition, as well as the non-recognition treatment of any exercise of a right are consistent with the responses set forth in Revenue Ruling 72-71.

Our opinion is based upon the existing provisions of the Internal Revenue Code and regulations thereunder and upon current IRS published rulings and existing court decisions, any of which could be changed at any time. Changes may, moreover, be retroactive and could significantly modify the statements and opinions expressed herein. Similarly, any change in the facts and assumptions stated above, upon which this opinion is based, could modify or alter the conclusion.

We render an opinion only as to the matters we expressly set forth, and no opinions should be inferred as to any other matters. The federal tax considerations discussed above are necessarily general, and their application may vary depending upon individual circumstances.

This opinion represents our best judgment as to the probable outcome of the tax issues discussed, but it is, of course, not binding on the Service and we can give no assurance that the IRS will not challenge our conclusions and prevail before administrative bodies or in the courts in a way that may cause adverse tax consequences contrary to our opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading "Experts" in the Registration Statement.

If you should have any questions, or if we can be of further assistance to you, please do not hesitate to contact us.

Sincerely,

Kahn, Litwin, Renza & Co., Ltd.

Kahn, Litwin, Renza & Co., Ltd.

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